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                                  SCHEDULE II

            Purchase and Sale Transactions within the Past 60 Days

        Date of          Type of        Number of      Price Per
      Transaction      Transaction       Shares          Share
      -----------      -----------      ---------      ---------
        08/04/00         Sale             1,410         $19.31
        08/17/00         Sale            25,000         $19.70
        08/18/00         Sale            28,000         $19.18